Exhibit 5.1

April 4, 2007

American Physicians Service Group, Inc.

1301 Capital of Texas Highway, Suite C-300

Austin, TX 78746-6550

Ladies and Gentlemen:

We have acted as special counsel to American Physicians Service Group, Inc., a Texas corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 300,000 shares of the Company’s common stock, par value $0.10 per share (the “Shares”), which will be issuable under the Company’s 2005 Incentive and Non-Qualified Stock Option Plan, as amended (the “2005 Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that the Shares, when issued and sold pursuant to the terms of the 2005 Plan, will be duly authorized and validly issued and are fully paid and non-assessable.

The opinions and other matters in this letter are qualified in their entirety and subject to the following: we express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the Laws of the State of Texas.

300 West Sixth Street, Suite 2100 / Austin, Texas 78701-3911 / 512.499.6200 / fax: 512.499.6290 / akingump.com

American Physicians Service Group, Inc.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.

AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.